Exhibit 10.8

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment To Employment Agreement (“Amendment”) is made effective July 1, 2000, by and between STATER BROS. MARKETS, a California corporation, hereinafter referred to as “Employer” and Georg A. Frahm, hereinafter referred to as “Employee”. Employer and Employee are sometime herein referred to as “party” or collective as “parties”.

Recitals

This Agreement is made with reference to the following facts:

A. Employee and Employer entered into that certain Employment Agreement dated June 1, 2000 (“Employment Agreement”).

B. Employee and Employer desire to amend the Employment Agreement on the terms and conditions contained herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Term. Section 2 of the Employment Agreement is amended by adding the following sentence to the end of Section 2:

“The Term of this Agreement shall also be renewed, if such renewal is accepted by Employee in writing, upon a Change of Control. Change of Control shall mean and include any of the following:

1.	The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13 D-3 promulgated under the Act) of fifty percent (50%) or more of either the outstanding shares of common stock of Employer’s then outstanding voting securities entitled to vote generally;

2.	The approval by the stockholders of Employer of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of Employer immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Employer’s then outstanding securities;

3.	The sale of fifty percent (50%) or more of the assets of the Employer.”

2. Duties. Section 3 of the Employment Agreement is amended by adding the following sentence to the end of Section 3:

“Such duties shall be performed in the Southern California area and, without his written consent, Employee shall not be required to perform his duties at a location outside of a thirty (30) mile radius from the existing company headquarters at 21700 Barton Road in Colton, California.”

3. Payments to Employee. Section 9.1 is amended by adding the following phrase at the end of the last sentence of Section 9.1:

“or (e) if upon a Change of Control, Employee accepts a renewal of the term of this Agreement and thereafter voluntarily terminates his employment.”

4. No Other Amendment. Except as expressly amended by this Amendment, the Employment Agreement as amended remains in full force and effect.

5. Counterparts. This Amendment may be executed and delivered in multiple counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

This Amendment is executed to be effective as of the date first above set forth.

Employer	Employee

Stater Bros. Markets, a California corporation

By:	/s/ Jack H. Brown	/s/ George A. Frahm
Jack H. Brown
Its:	President and Chief Executive Officer

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